Exhibit 10.2

FIFTH AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
FIFTH AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) dated December 22, 2014 between Comtech Telecommunications Corp. (the “Company”) and Fred Kornberg (“Kornberg”).
Kornberg is presently Chairman of the Board of Directors, President and Chief Executive Officer of the Company and is employed pursuant to a fourth amended and restated employment agreement dated November 7, 2013 (the “Prior Agreement”). The Company and Kornberg now desire to enter into a further amended and restated employment agreement on the terms and conditions set forth herein.
Accordingly, the Company and Kornberg hereby amend and restate the Prior Agreement, effective as of the date the employment of Stanton D. Sloane as Chief Executive Officer and President of the Company commences (the “Effective Date”), to read in its entirety as follows:
1. The Company hereby employs Kornberg for the period (hereinafter referred to as the “Employment Period”) commencing on the Effective Date and, except as otherwise provided in Paragraph 6 or 8 hereof, terminating at the close of business on July 31, 2017. During the period commencing on Effective Date and ending at the close of business on the day immediately preceding the first anniversary of Effective Date] (the “Executive Chairman Period”), Kornberg shall be the Executive Chairman of the Board of Directors of the Company and shall have supervision over the business and affairs of the Company and its subsidiaries, shall report and be responsible only to the Board of Directors of the Company, and shall have powers and authority superior to those of any other officer or employee of the Company or any of its subsidiaries. Kornberg accepts such employment and agrees to devote his full business time and effort to the business and affairs of the Company during the Executive Chairman Period. After the Executive Chairman Period and for the balance of the Employment Period, unless Kornberg and the Board of Directors of the Company agree otherwise in writing, Kornberg shall cease to be the Executive Chairman of the Board of Directors of the Company and to have the authority and responsibilities described in the immediately preceding sentence; and his sole responsibility hereunder shall be to consult with and advise the Chief Executive Officer and other senior members of management of the Company as reasonably requested by the Chief Executive Officer from time to time. At no time shall Kornberg be required to relocate his principal residence or to perform services which would make the continuance of such residence inconvenient to him. Except as otherwise specifically provided herein, if Kornberg remains employed by the Company following the expiration of the Employment Period, his employment with the Company shall be “at will.”
2. The Company shall pay to Kornberg, for all services rendered by him during the Employment Period, compensation as follows:

(a) Salary (“Base Salary”) at the annual rate of $760,000, plus such additional amounts, if any, as the Board of Directors of the Company (or a committee thereof) may from time to time determine, payable in accordance with the Company’s current practice. Once increased, the Base Salary may not be decreased without Kornberg’s prior written consent.
(b) Incentive compensation (“Incentive Compensation”) for each fiscal year in which any part of the Employment Period falls in an amount equal to 3.0% of the Company’s Pre-Tax Income for each such fiscal year; provided, however, that (1) the amount payable under this Paragraph 2(b) in respect of a completed fiscal year and paid at a time that Kornberg remains employed or thereafter shall be reduced such that the amount, together with Base Salary projected to be payable in that fiscal year, will equal $1 million (references to “Incentive Compensation” elsewhere in this Agreement refer to the amount calculated without regard to this reduction); and (2) if the Employment Period Terminates earlier than at the end of a fiscal year, Incentive Compensation shall be based upon the Company’s Pre-Tax Income for the then current fiscal year through the date of Termination of Employment, but without duplication of any payout of an annual incentive award authorized under the Company's 2000 Stock Incentive Plan (the “2000 Plan”). In addition, Kornberg may receive from time to time, in the sole discretion of the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”), additional incentive compensation, which may be intended to comply with the “performance-based compensation” exception under Section 162(m) of the Internal Revenue Code, under the 2000 Plan on such terms and conditions as determined by the Compensation Committee. For purposes of this Paragraph 2(b):
(i) The Company’s “Pre-Tax Income” for any fiscal year or period shall be the consolidated earnings of the Company and its subsidiaries for such fiscal year or period, as audited by the independent accounting firm employed by the Company as its regular auditors in accordance with generally accepted accounting principles applied on a consistent basis, before: (A) any extraordinary item, (B) stock-based compensation expense before income tax benefit under FASB ASC Topic 718, (C) provision for federal, state or municipal income taxes thereon, (D) provision for any Incentive Compensation payable to Kornberg hereunder, (E) costs associated with exit or disposal activities under FASB ASC Topic 420, (F) impairment loss on Goodwill under FASB ASC Topic 350, (G) impairment loss on long-lived assets under FASB ASC Topic 360, (H) expenses relating to a potential or actual Change in Control (as defined in Section 14.2 of the 2000 Plan), (I) expenses in connection with a potential or actual purchase business combination under FASB ASC Topic 805 or other accounting literature, (J) expenses associated with termination of employees under FASB ASC Topic 420, (K) write-off of purchased in-process research and development under FASB ASC 730, (L) amortization of newly acquired intangibles with finite lives relating to the acquisition of a trade or business, (M) any adjustment to income before provision of income taxes as required by adoption of a new accounting standard, and (N) at the discretion of the Compensation Committee, any non-recurring items.
(ii) Incentive Compensation payable with respect to any fiscal year shall be paid in cash to Kornberg. Incentive Compensation payable under clause (1) of the preamble of this Paragraph 2(b) shall be paid no later than the end of the calendar year in which the fiscal year to which it relates ends promptly after completion of the Company’s audited year-end financial statements for such fiscal year (but in any event by the end of the calendar year in which such fiscal year ends) and at the same time as incentive compensation is paid to the other most senior executive officers of the Company. Incentive Compensation payable under clause (2) of the preamble of this Paragraph 2(b) shall be paid on the 60 th day after his Termination of Employment based on unaudited financial information for the relevant period, subject to Paragraph 15(c). If Kornberg voluntarily terminates his employment with the Company other than as permitted by Paragraph 6(b) of this Agreement, or if the Company terminates his employment for “cause” as defined in Paragraph 6(a) hereof, Kornberg shall forfeit his right to receive any Incentive Compensation accrued but unpaid in accordance with this Paragraph 2(b)(ii).

3. During the Employment Period, Kornberg shall be entitled to participate in, and receive benefits in accordance with, the Company’s employee benefit plans and programs at the time maintained by the Company for its executives, subject to the provisions of such plans and programs. In addition, during the Employment Period, the Company will provide Kornberg, at the Company’s expense, with: (i) a monthly automobile allowance equal to the amount being provided on the date of this Agreement, (ii) reimbursement for actual expenses, including fuel, insurance and maintenance, incurred in connection with operating such automobile, and (iii) a monthly expense allowance equal to the amount currently being provided on the date of this Agreement for use at Kornberg’s discretion.
4. During the Employment Period, Kornberg shall be entitled to receive reimbursement for all expenses reasonably incurred by him in connection with his duties hereunder in accordance with the usual policies and procedures of the Company.
5. (a) During the Employment Period, Kornberg shall be entitled to annual reimbursement from the Company of the cost of premiums paid by Kornberg to secure such life insurance coverage on Kornberg’s life as Kornberg determines in his discretion; provided that the Company’s maximum annual reimbursement obligation under this Paragraph 5(a) shall be capped based on the annual cost of a customary term life insurance policy with a maximum face amount of $3.5 million (or, if higher, five times Kornberg’s then Base Salary) purchased for a five-year term for a non-smoker at the same age as Kornberg as of the date hereof, such cost to be determined within six months after the date hereof. This benefit is intended to be in addition to, and not in lieu of, any group life insurance coverage provided by the Company.
(b)    In addition to the insurance provided for in Paragraph 5(a) hereof, the Company, in its discretion, and at its own cost and expense, may also obtain insurance covering Kornberg’s life in such amount as it considers advisable, payable to the Company, and Kornberg agrees to cooperate fully to enable the Company to obtain such insurance.
6. The Employment Period may be earlier Terminated only as follows:
(a)    By action of the Board of Directors of the Company, upon notice to Kornberg, if during the Employment Period Kornberg shall fail to render the services provided for hereunder for a continuous period of 12 months because of his physical or mental incapacity, or for “cause,” which shall mean (i) willful misconduct, gross negligence, dishonesty, misappropriation, breach of fiduciary duty or fraud by Kornberg with regard to the Company or any of its assets or businesses; (ii) conviction of Kornberg or the pleading of nolo contendere with regard to any felony or crime (for the purpose hereof, traffic violations and misdemeanors shall not be deemed to be a crime); or (iii) any material breach by Kornberg of the provisions of this Agreement which is not cured within thirty days after written notice to Kornberg of such breach from the Board of Directors of the Company.
(b)    By Kornberg for “Good Reason,” as defined below, on 30 days’ notice to the Company within 2.5 years after a Change in Control of the Company, as defined in Paragraph 7(d) hereof, occurs. “Good Reason” for Termination of Employment by Kornberg means the occurrence, without Kornberg’s written consent, simultaneous with or within two years after a Change in Control, of any one of the events specified in clause (i), (ii) or (iii) below, provided that Kornberg has given written notice to the Company that an event constituting Good Reason has occurred within 90 days after the initial existence of the condition giving rise to such specified Good Reason, and the Company has failed to fully correct the specified Good Reason within 30 days after receipt of such notice (such correction by the Company having the effect of canceling such notice and any related Termination of Employment), and Kornberg’s separation from service occurs within two years after the initial event constituting Good Reason (but not more than 2.5 years after the Change in Control):
(i)    The assignment to Kornberg of any duties inconsistent in any material adverse respect with Kornberg’s position, authority or responsibilities immediately prior to the occurrence of the Change in Control or any other material adverse change in such position, authority or responsibilities; for this purpose and for clarity (without limiting the scope of this clause (i)), Kornberg’s position, authority or responsibilities will be deemed to be materially and adversely changed if, during the Executive Chairman Period, (A) Kornberg ceases to be the most senior executive officer of the ultimate parent entity of the group of entities that includes the Company (or any successor) or he is the most senior executive officer but such ultimate parent entity or the Company (or any successor) does not have an outstanding class of common stock listed on a national securities exchange, or (B) the Board of Directors of the Company (or any successor) or a Board committee approves or adopts a significant business strategy or policy, including without limitation a material acquisition or disposition of assets, change in capitalization (including a material extraordinary dividend or spinoff), or reduction in force, which business strategy or policy was not approved by a majority of Incumbent Directors (as defined in Paragraph 7(d)(ii)) and was not approved by Kornberg in his capacity as a Director;

(ii)     A material reduction by the Company in any of (A) Kornberg’s annual base salary in effect immediately prior to the Change in Control and as such base salary thereafter may have been increased, (B) Kornberg’s annual incentive opportunity (i.e., bonus, as specified below), or (C) Kornberg’s annual equity award (as specified below), or (D) the monthly allowances provided for in Section 3. For this purpose, a reduction of $10,000 in amount or value, on an annualized basis, of Kornberg’s base salary, annual equity award value or allowances in Section 3 or of these elements in the aggregate, will be deemed “material” (other changes may be material in the particular circumstances). A material reduction in Kornberg’s annual incentive opportunity will have occurred (x) if the amount potentially earnable in a given fiscal year is less than 3.0% of “Post-CiC Pre-Tax Income” (as defined below), taking into account both the required annual incentive under Paragraph 2(b) and any discretionary Annual Incentive Award (as defined in Paragraph 7(a)(ii)), (y) if negative discretion is exercised with respect to the potential annual incentive payout in a manner materially inconsistent with exercises of negative discretion in the three fiscal years prior to the Change in Control by the Company with respect to Kornberg’s potential annual incentive payout, or (z) if the actual incentive award paid is less than 80% of the average actual Annual Incentive Award for the three fiscal years prior to the Change in Control, taking into account both the required annual incentive under Paragraph 2(b) and any discretionary Annual Incentive Award. For purposes of this Section 6(b)(ii), “Post-CiC Pre-Tax Income” shall mean Pre-Tax Income as defined in Section 2(b)(i) or the alternative definition of pre-tax income used for calculating the Annual Incentive Award in the year in which the Change in Control occurred (or the preceding year if the Annual Incentive Award opportunity for that year was not yet established at the time of the Change in Control) or in the year preceding the year in which the existence of Good Reason is being determined, whichever definition would result in the highest amount. Annual equity awards shall be deemed to have a value determined in a manner consistent with the Company's (or then parent entity's) internal valuation method for such awards used at the time of grant. It shall not constitute a material reduction in the annual equity grant for the Company to change the form of such award to either an award based on the equity of the surviving parent entity or cash, provided the value thereof is not materially reduced as set forth above; or

(iii)     The relocation of the principal place of Kornberg’s employment to a location more than 50 miles from the location of such place of employment on the date of this Agreement; except for required travel on the Company’s business to an extent substantially consistent with Kornberg’s business travel obligations prior to the Change in Control.
(c)    By Kornberg, voluntarily upon 90 days’ prior written notice other than under Paragraph 6(b).
7. If either (A) Kornberg terminates the Employment Period in accordance with Paragraph 6(b) hereof, or (B) following the Employment Period Kornberg remains employed by the Company and during the two-year period following the end of the Employment Period he terminates his employment for Good Reason as defined in Paragraph 6(b) on thirty days notice to the Company and within 2.5 years after a Change in Control of the Company that occurred during the Employment Period, the following provisions shall apply
(a)    The Company shall pay to Kornberg, on the 60 th day after the effective date of the Termination (the “ Effective Date ”), subject to Paragraph 15(c) hereof, a lump sum equal to:

(i)    the greater of (x) Kornberg’s Base Salary, at the rate in effect at the time such notice is given, for the full unexpired term of the Employment Period, and (y) 2.5 times Kornberg’s Base Salary then in effect; plus
(ii)    an amount equal to 2.5 times Kornberg’s average Incentive Compensation plus Annual Incentive Awards under the 2000 Plan actually paid or payable for performance in the three fiscal years preceding the year in which the Change in Control occurs (which for this purpose shall also include any annual incentive amounts paid to Kornberg for service to the Company or to a subsidiary that was at the time of such service wholly owned (directly or indirectly) by the Company). “Annual Incentive Award” shall include for this purpose the annual incentive compensation (including for this purpose any long term performance share award) during the applicable period or any award to the extent specified by the Board of Directors of the Company (or a committee thereof) in the relevant award agreement or any other equity based awards in each case paid during the relevant period in lieu of the relevant annual non-equity incentive compensation; provided that grants of stock options (or restricted stock units or performance shares or, to the extent specified by the Board of Directors of the Company (or a committee thereof) in the relevant award agreement, other equity based awards in each case granted in lieu of stock options) granted by the Company in the normal course shall not be considered annual incentive awards and provided further that, (A) the grant date fair value of any equity based award granted as annual incentive compensation shall be included in the computation of the annual incentive amounts paid in any applicable fiscal year based upon the grant date fair value of such award for accounting purposes and (B) any dividend equivalents paid or payable with respect to such an equity based award shall not be considered annual incentive compensation; plus
(iii)    the amount of any unpaid Incentive Compensation (x) accrued with respect to any fiscal year ended prior to the Effective Date, and/or (y) accrued with respect to the then current fiscal year, pursuant to the proviso in Paragraph 2(b); plus
(iv)    the amount of $37,500.
(b)    Subject to Paragraph 15(c) hereof to the extent considered to result in the “deferral of compensation” under Code Section 409A, for the greater of (x) the full unexpired term of the Employment Period (but not beyond the December 31, of the second calendar year following Termination) or (y) the two-year period following Kornberg’s Termination (the “ Continuation Period ”), the Company shall continue Kornberg’s participation in each employee benefit plan or reimbursement arrangement (including, without limitation, life insurance (and the life insurance reimbursement provided in Paragraph 5(a) above), but excluding medical plans which are within the scope of Section 4980D of the Code, in which Kornberg was entitled to participate immediately prior to the Effective Date as if he continued to be employed by the Company hereunder. If the terms of any benefit plan of the Company may not under Section 401(a) or other similar provisions of the Internal Revenue Code of 1986, as amended (the “Code”), permit continued participation by Kornberg, the Company will arrange to credit to Kornberg benefits substantially equivalent to, as to time and amount, and no less favorable than, on an after-tax basis, the benefits he would have been entitled to receive under such plan (assuming he had elected to participate voluntarily to the maximum extent permissible) if he had been continuously employed by the Company during the Continuation Period with payment of any accrued amount on the date of the end of the Continuation Period. Kornberg shall have the option to have assigned to him, at no cost and with no apportionment of prepaid premiums, any assignable insurance policies owned by the Company that relate specifically to Kornberg and are payable to his estate or his designee(s).
(c)
(i)    Notwithstanding any other provision of this Agreement, in the event Kornberg becomes entitled to any amounts or benefits payable in connection with a Change in Control (whether or not such amounts are payable pursuant to this Agreement) (the “ Change in Control Payments ”), if any of such Change in Control Payments are subject to the tax (the “ Excise Tax ”) imposed by Section 4999 of the Code (or any similar federal, state or local tax that may hereafter be imposed), the Change in Control Payments shall be reduced to the Reduced Amount (as defined below) if but only if reducing the Change in Control Payments would provide to Kornberg a greater net after-tax amount of Change in Control Payments than would be the case if no such reduction took place. The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of the Change in Control Payments without causing any Change in Control Payment to be subject to the Excise Tax, determined in accordance with Section 280G(d)(4) of the Code. Any reduction in Change in Control Payments shall be implemented in accordance with Paragraph 7(c)(ii).
(ii)    Any reduction in payments under this Paragraph 7(c) shall apply to cash payments and/or vesting of equity awards so as to minimize the amount of compensation that is reduced (i.e., it applies to payments or vesting that to the greatest extent represent parachute payments), with the amount of compensation based on vesting to be measured (to be minimally reduced, for purposes of this provision) by the intrinsic value of the equity award at the date of such vesting. Kornberg will be advised of the determination as to which compensation will be reduced and the reasons therefor, and Kornberg and his advisors will be entitled to present information that may be relevant to this determination. No reduction shall be applied to an amount that constitutes a deferral of compensation under Code Section 409A except for amounts that have become payable at the time of the reduction and as to which the reduction will not result in a non-reduction in a corresponding amount that is a deferral of compensation under Code Section 409A that is not currently payable.

For purposes of determining whether any of the Change in Control Payments will be subject to the Excise Tax and the amount of such Excise Tax:

(A)    The Change in Control Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the written opinion of independent compensation consultants, counsel or auditors of nationally recognized standing ("Independent Advisors") selected by the Company and reasonably acceptable to Kornberg, the Change in Control Payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code or are otherwise not subject to the Excise Tax.

(B)    The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

For purposes of determining reductions in compensation under Paragraph 7(c), if any, Kornberg will be deemed (A) to pay federal income taxes at the applicable rates of federal income taxation for the calendar year in which the compensation would be payable; and (B) to pay any applicable state and local income taxes at the applicable rates of taxation for the calendar year in which the compensation would be payable, taking into account any effect on federal income taxes from payment of state and local income taxes. Compensation will be adjusted not later than the applicable deadline under Code Section 409A to provide for accurate payments under this Paragraph 7(c), but after any such deadline no further adjustment will be made if it would result in a tax penalty under Code Section 409A.

(iii)    The Company shall have the right to control all proceedings with the Internal Revenue Service (or relating thereto) that may arise in connection with the determination and assessment of any Excise Tax and, at its sole option, the Company may pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with any taxing authority in respect of such Excise Tax (including any interest or penalties thereon); provided, however, that the Company's control over any such proceedings shall be limited to issues with respect to which compensation may be reduced hereunder, and Kornberg will be entitled to settle or contest any other issue raised by the Internal Revenue Service or any other taxing authority. Kornberg agrees to cooperate with the Company in any proceedings relating to the determination and assessment of any Excise Tax.

(d)    Except as provided below, for purposes of this Agreement a Change in Control shall be deemed to have occurred:
(i)    upon any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “ Exchange Act ”) (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the

Company in substantially the same proportions as their ownership of common stock of the Company), becoming the owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities;
(ii)    during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in sub-paragraph (i), (iii), or (iv) of this Paragraph or a director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such term is used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors of the Company) whose election by the Board of Directors of the Company or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved (an “Incumbent Director”), cease for any reason to constitute at least a majority of the Board of Directors of the Company;
(iii)    upon a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered by the exceptions in (i) above) acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control of the Company; or
(iv)    upon the stockholders of the Company’s approval of a plan of complete liquidation of the Company or the consummation of the sale or disposition by the Company of all or substantially all of the Company's assets other than the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, at least 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale.
(e) In connection with a Termination of Kornberg’s Employment triggering payments and benefits under this Paragraph 7, Kornberg shall have no further obligations hereunder and shall be under no duty to seek other employment or otherwise mitigate his damages, and no compensation or other payment from a third party shall reduce or offset his damages.
8. (a) In order to induce Kornberg to enter into this Agreement, the Company agrees that if it terminates Kornberg’s employment hereunder without cause, or if it otherwise breaches this Agreement and Kornberg terminates his employment as a result of such breach, Kornberg shall have no further obligations hereunder and shall be under no duty to seek other employment or otherwise mitigate his damages, no compensation or other payment from a third party shall reduce or offset his damages, and the Company shall pay Kornberg the following amounts as liquidated damages in lieu of any further obligations hereunder:
(i)    Subject to Paragraph 15(c), an amount equal to his total Base Salary, at the rate in effect at the time of such breach, for the full unexpired term of the Employment Period, such amount to be payable on the 60th day after such Termination; plus

(ii)    Subject to Paragraph 15(c), an amount equal to his Incentive Compensation for the full fiscal year in which the breach occurs as if he had remained employed for the complete fiscal year, such amount to be payable when it otherwise would have been paid in accordance with Paragraph 2;
(iii)    Kornberg’s rights to continue participation in the Company’s medical plans (under COBRA) shall be provided in accordance with applicable law without discrimination;
(iv)    Subject to Paragraph 15(c), the Company shall make a single payment of $22,500 to Kornberg, such amount to be payable on the 60th day after such Termination; and
(v)    for the two year period following Kornberg’s Termination, the Company shall continue Kornberg’s participation in the Company’s life insurance plan or continue to provide the life insurance reimbursement provided in Paragraph 5(a) above, as applicable, as if he continued to be employed by the Company hereunder;
provided however, that if a Change in Control of the Company has occurred at any time prior to the date of such breach, Kornberg shall be entitled to receive as liquidated damages amounts and benefits equal to the amounts and benefits he would have been entitled to receive pursuant to Paragraph 7 hereof (including Paragraph 7(c)) if he had terminated the Employment Period effective on the date of breach, to the extent such payments or benefits would exceed the level of corresponding payments or benefits under this Paragraph 8(a) (i.e., without duplication of the payments and benefits provided in this Paragraph 8(a)).
(b)    The Company shall be responsible for Kornberg’s reasonable attorney’s fees and disbursements in any action to recover any amounts due him or obtain other relief under this Agreement or in any action relating to a breach by the Company of this Agreement.
9. (a) Kornberg acknowledges that his services hereunder are of a special and unique nature and his position with the Company places him in a position of confidence and trust with clients and employees of the Company. Therefore, and in consideration of the Company’s performance of its covenants and agreements under this Agreement, Kornberg will not at any time during his employment with the Company and for a period of two years thereafter (the “Restrictive Period”), directly or indirectly, engage in any business (as an owner, joint venturer, partner, stockholder, director, officer, consultant, agent or otherwise, other than as the owner of less than 1% of the outstanding class of a publicly traded security)

which competes with the business in which the Company is presently engaged or may be engaged at any time during his employment with the Company.
(b)     Kornberg agrees that he will not (except on behalf of the Company during his employment with the Company), during the Restrictive Period, employ or retain, solicit the employment or retention of, or knowingly cause or encourage any entity to retain or solicit the employment or retention of, any person who is or was an employee of the Company at any time during the period commencing 12 months prior to the Termination of Kornberg’s Employment with the Company. After Termination of Kornberg’s Employment with the Company: (i) Kornberg will refrain from disparaging, whether orally, in writing or in other media, the Company, its affiliates, the officers, directors and employees of each of them, and the products and services of each of them, and (ii) the Company will not disparage Kornberg or otherwise comment upon the employment performance of Kornberg other than as may be required by law or as requested by Kornberg.
(c)    Any discovery, design, invention or improvement (whether or not patentable) that Kornberg develops during his employment with the Company (whether or not during his regular working hours or on the Company’s premises) and that is related to the Company’s business or operations as then conducted or contemplated, shall belong solely to the Company and shall be promptly disclosed to the Company. During the period of his employment with the Company and thereafter, Kornberg shall, without additional compensation, execute and deliver to the Company any instruments of transfer and take any other action that the Company may reasonably request to carry out the provisions of this Paragraph, including executing and filing, at the Company’s expense, patent and/or copyright applications and assignments of such applications to the Company.
(d)    Kornberg will not at any time, directly or indirectly, without the Company’s prior written consent, disclose to any third party or use (except as authorized in the regular course of the Company’s business or in Kornberg’s performance of his responsibilities as the Company’s Chief Executive Officer) any confidential, proprietary or trade secret information that was either acquired by him during his employment with the Company or thereafter, including, without limitation, sales and marketing information, information relating to existing or prospective customers and markets, business opportunities, and financial, technical and other data (collectively, the “Confidential Information”). After Termination of Kornberg’s Employment with the Company for any reason and upon the written request of the Company, Kornberg shall promptly return to the Company all originals and/or copies of written or recorded material (regardless of the medium) containing or reflecting any Confidential Information and shall promptly confirm in writing to the Company that such action has been taken. Notwithstanding the foregoing, the following shall not constitute Confidential Information: (i) information that is already in the public domain at the time of its disclosure to Kornberg; (ii) information that, after its disclosure to Kornberg, becomes part of the public domain by publication or otherwise other than through Kornberg’s act; and (iii) information that Kornberg received from a third party having the right to make such disclosure without restriction on disclosure or use thereof.
10.     Kornberg acknowledges that, in view of the nature of the Company’s business, the restrictions contained in this Agreement are reasonably necessary to protect the legitimate business interests of the Company and its affiliates and that any violation of such restrictions will result in irreparable injury to the Company for which money damages will not be an adequate remedy. Accordingly, Kornberg agrees that, in addition to such money damages, he may be restrained and enjoined from any continuing breach of such covenants without any bond or other security being required by any court. In the event of a material violation by Kornberg of any provision of Paragraph 9 hereof, any severance compensation being paid to Kornberg pursuant to this Agreement or otherwise shall immediately cease, and any severance compensation previously paid to Kornberg (other than $1,000) shall be immediately repaid to the Company. If any restriction contained in this Agreement shall be deemed to be invalid, illegal or unenforceable by reason of the extent, duration or geographical scope, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope or other provisions hereof, and in its reduced form such restriction shall then be enforceable in the manner contemplated thereby.
11.     In consideration of the payments and other undertakings set forth herein, Kornberg acknowledges that it is an express condition to his right to receive any payments or benefits pursuant to Paragraph 7 or Paragraph 8 that he deliver to the Company a fully effective copy of a release, in substantially the form attached hereto as Exhibit A (with such changes therein, if any, as are legally necessary at the time of execution to make it enforceable), within sixty (60) days following the date of Termination. The Company will provide Kornberg with a copy of the release to be executed within seven (7) days following the date of Termination.
12.     Any offer, notice, request or other communication hereunder shall be in writing and shall be deemed to have been duly given if hand delivered or mailed by registered or certified mail, return receipt requested, addressed to the respective address of each party hereinafter set forth, or to such other address as each party may designate by a notice pursuant hereto, which change of address notice shall be effective upon receipt thereof

If to the Company:	Comtech Telecommunications Corp. 68 South Service Road Melville, NY 11747
Attention: Secretary

If to Kornberg:	At his home address appearing in the records of the Company.
13.     If any provision of this Agreement shall be held for any reason to be unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect.
14.     This Agreement, including, without limitation, the provisions of this Paragraph 14, shall be binding upon and inure to the benefit of, and shall be deemed to refer with equal force and effect to, any corporate or other successor to the Company which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or business of the Company. This Agreement shall not be assignable by the Company or any such successor, except to the corporate or other successor referred to in the preceding sentence. Kornberg may not assign, pledge or encumber his interest in this Agreement without the written consent of the Company. This Agreement shall be binding upon and inure to the benefit of Kornberg, his heirs and personal representatives. This Agreement constitutes the entire agreement by the Company and Kornberg with respect to the subject matter hereof and supersedes any and all prior agreements or understandings between Kornberg and the Company with respect to the subject matter hereof, whether written or oral (including, without limitation, the Prior Agreement). This Agreement may be amended or modified only by a written instrument executed by Kornberg and the Company. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without regard to its conflict of law principles.
15.     (a) The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b)    The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If Kornberg notifies the Company (with specificity as to the reason therefor) that Kornberg believes that any provision of this Agreement (or of any award of compensation) would cause Kornberg to incur any additional tax or interest under Code Section 409A, the Company shall, after consulting with Kornberg, reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Kornberg and the Company of the applicable provision without violating the provisions of Code Section 409A.

(c)    “Termination (Terminates or Terminated)”, “Termination of Employment” and “Termination of the Employment Period” means an event by which Kornberg’s then current employment relationship with the Company and all subsidiaries (or a successor) has ended, regardless of whether Kornberg has been subsequently rehired into a new position (including, without limitation, as a consultant). However, notwithstanding the foregoing or any other provision to the contrary in this Agreement, any payment or the provision of any benefit that is specified as subject to this Paragraph or any other payment or provision of any benefit which constitutes a deferral of compensation for purposes of Code Section 409A that is to made upon a Termination of Employment shall only be made upon a “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h) and, if Kornberg is deemed on the date of such termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), such payment or benefit shall be made or provided (subject to the second to last sentence of this Paragraph 15(c)) at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Kornberg, and (ii) the date of Kornberg’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Paragraph 15(c) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Kornberg in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to Kornberg that would not be required to be delayed if the premiums therefor were paid by Kornberg, Kornberg shall pay the full cost of the premiums for such welfare benefits during the Delay Period and the Company shall pay Kornberg an amount equal to the amount of such premiums paid by Kornberg during the Delay Period promptly after its conclusion. Subject to the previous sentence, the Company shall pay the Company portion of the premiums for any such ongoing welfare plan benefits on a monthly basis not later than the month following the due date for such premiums.

(d)    Following the occurrence of a Change in Control, in the event that Kornberg becomes liable for any additional tax, interest or penalty under Code Section 409A or any damages resulting from the failure of the payments and benefits provided under this Agreement or any other arrangement between Kornberg and the Company to comply with Code Section 409A resulting from a failure of the Company to comply with a documentary or operational requirement under Code Section 409A, Kornberg shall be entitled to receive payment from the Company fully indemnifying him on an after-tax basis for the effect of such additional tax, interest, penalty or damages. Such additional indemnification payment shall be made within ninety days following the date on which Kornberg remits such additional tax, interest, penalty or damages.

(e)    Any expense reimbursement under Paragraph 4, 5(a), 7(b), 8(a)(iv) or 8(b) hereof shall, except as permitted under Code Section 409A, be made on or before the last day of the taxable year following the taxable year in which such expense was incurred by Kornberg, and no such reimbursement or the amount of expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year. The right to receive a reimbursement or an in-kind benefit payable hereunder is not subject to liquidation or exchange for another benefit.

(f)    Notwithstanding anything in this Agreement or elsewhere to the contrary, a Termination of Employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Code Section 409A upon or following a Termination of Kornberg’s Employment unless such Termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” and the date of such separation from service shall be the date of Termination for purposes of any such payment or benefits.

(g)    Whenever a payment under this Agreement may be paid within a specified period, the actual date of payment within the specified period shall be within the sole discretion of the Company. With regard to any installment payments provided for under this Agreement, each installment thereof shall be deemed a separate payment for purposes of Code Section 409A.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

COMTECH TELECOMMUNICATIONS CORP.
By:	/s/ Michael D. Porcelain
Authorized Signatory

/s/ Fred Kornberg
Fred Kornberg

Exhibit A
General Release
For good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, I, for myself and my successors, assigns, heirs and representatives (each, a “Releasing Party”), hereby release and forever discharge Comtech Telecommunications Corp. (the “Company”), its stockholders, officers, directors, employees, agents and attorneys, and their respective successors, assigns, heirs and representatives (each, a “Released Party”), individually and collectively, from any and all claims, demands, causes of action, liabilities or obligations, known or unknown, pending or not pending, liquidated or not liquidated, of every kind and nature whatsoever (collectively, the “Released Claims”) which the Releasing Party has, has had or may have against any one or more of the Released Parties arising out of, based upon or in any way, directly or indirectly, related to the Company’s business, my employment with the Company or the Termination of such employment; provided, however, that this General Release shall have no effect whatsoever upon: (a) the Company’s obligations, if any, to pay any amounts or provide any benefits pursuant to the Fifth Amended and Restated Employment Agreement between the undersigned and the Company, dated December 22, 2014 (the “Employment Agreement”) or the rights of the undersigned to enforce such obligations; (b) any and all obligations of the Released Parties to defend, indemnify, hold harmless or reimburse the undersigned under the Employment Agreement and/or the Indemnification Agreement between the Company and the undersigned, and/or under applicable law and/or under their respective charters and by-laws and/or pursuant to insurance policies, if any, for acts or omissions in the undersigned’s capacity as a director, officer and/or employee thereof; and (c) any and all rights the undersigned may have to vested or accrued benefits or entitlements under and in accordance with any applicable plan, agreement, program, award, policy or arrangement of a Released Party.
The Released Claims include, without limitation, (a) all claims arising out of or relating to breach of contract, the Fair Labor Standards Act, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the National Labor Relations Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act and/or any other federal, state or local statute, law, ordinance, regulation or order as the same may be amended or supplemented from time to time, (b) all claims for back pay, lost benefits, reinstatement, liquidated damages, punitive damages, and damages on account of any alleged personal, physical or emotional injury, and (c) all claims for attorneys’ fees and costs.
I agree that I am voluntarily executing this General Release. I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the Age Discrimination in Employment Act of 1967 and that the consideration given for the waiver and release is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the Age Discrimination in Employment Act of 1967, that: (a) my waiver and release specified herein does not apply to any rights or claims that may arise after the date I sign this General Release or my rights with respect to severance compensation, if any, payable to me pursuant to the Employment Agreement; (b) I have the right to consult with an attorney prior to signing this General Release; (c) I have twenty-one (21) days to consider this General Release (although I may choose to sign it earlier); (d) I have seven (7) days after I sign this General Release to revoke it; and (e) this General Release will not be effective until the date on which the revocation period has expired, which will be the eighth day after I sign this General Release, assuming I have returned it to the Company by such date.

Dated:
Fred Kornberg

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